UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-15405


                      DATA TRANSMISSION NETWORK CORPORATION
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             (Exact name of registrant as specified in its charter)

                         911 West Dodge Road, Suite 200
                                 Omaha, NE 68114
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.001 per share
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            (Title of each class of Securities covered by this Form)


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(Titles of all other classes of securities for which this a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [ X ]      Rule 12h-3(b)(1)(i)         [ X ]
             Rule 12g-4(a)(1)(ii)   [   ]      Rule 12h-3(b)(1)(ii)        [   ]
             Rule 12g-4(a)(2)(i)    [   ]      Rule 12h-3(b)(2)(i)         [   ]
             Rule 12g-4(a)(1)(ii)   [   ]      Rule 12h-3(b)(2)(ii)        [   ]
                                               Rule 15d-6                  [   ]

          Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Data Transmission Network Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           DATA TRANSMISSION NETWORK CORPORATION


                                           By:  /S/ GREG SLOMA
                                                --------------------------------
                                                Name: Greg Sloma
                                                Title: President and
                                                       Chief Operating Officer

Date:  April 25, 2000